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| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
----------                               Washington, D.C. 20549

[_] Check box if no          STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    longer subject
    to Section 16.         Filed pursuant to Section 16(a) of the Securities
    Form 4 or Form 5          Exchange Act of 1934, Section 17(a) of the
    obligations may          Public Utility Holding Company Act of 1935 or
    continue. See          Section 30(f) of the Investment Company Act of 1940
    Instruction 1(b).

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
1.  Name and Address of Reporting   2.  Issuer Name and Ticker or Trading               6.  Relationship of Reporting
    Person*                             Symbol                                              Persons to Issuer
                                                                                              (Check all applicable)

                                                                                             X  Director       __ 10% Owner
                                                                                            ---

                                                                                            ___ Officer (give  __ Other (specify
                                                                                             title below)       below)
Brody,    Christopher     W.            Moore Medical Corp.
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(Last)    (First)      (Middle)     3.  IRS or Identification    4. Statement for       7.  Individual or Joint/Group Filing
c/o Vantage Partners, LLC               Number of Reporting         Month/Year              (Check applicable line)
610 Fifth Ave., 7/th/ floor             Person if an Entity
                                        (Voluntary)                 8/00
-----------------------------------                              -----------------         X   Form filed by one Reporting Person
                                                                                         -----
             (Street)                                            5.  If Amendment,
                                                                     Date of             _____ Form filed by more than one Reporting
                                                                     Original                   Person
                                                                     (Month/Year)
New York,     NY        10020
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(City)      (State)     (Zip)           Table 1 - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of                         2. Trans-  3. Trans-         4. Securities Acquired 5. Amount of        6. Owner-   7. Nature
   Security                            action     action            (A) or Disposed of     Securities          ship        of In-
   (Instr. 3)                          Date       Code              (D) (Instr. 3, 4       Beneficially        Form:       direct
                                       (Month/    (Instr. 8)        and 5)                 Owned at            Direct      Bene-
                                       Day/    ----------------------------------------    End of              (D) or      ficial
                                       Year)                                               Month               Indirect    Owner-
                                                Code         V   Amount   (A)   Price      (Instr. 3 and 4)    (I)         ship
                                                                          or                                             (Instr. 4)
                                                                          (D)
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Common Stock                         08/01/00    P                2,500    A    $6.02
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Common Stock                         08/01/00    P               15,000    A    $6.08
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Common Stock                         08/02/00    P               10,000    A    $6.06
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Common Stock                         08/04/00    P                7,500    A    $6.06
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Common Stock                         08/07/00    P               65,000    A    $6.06
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                    Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned (Continued)

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                                  Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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
Common Stock                                                                           160,000(1)              D
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Common Stock                      -               -             -         -             50,000                 I            (2)
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


*If the Form is filed by more than one reporting person, see Instruction
5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
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 Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls warrants options, convertible securities)

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1. Title of    2. Conversion   3. Trans-  4. Trans-   5. Number            6. Date Exercisable      7. Title and Amount  8. Price
Derivative     of Exercise     action     action      of Derivative        and Expiration           of Underlying        of
Security       Price of        Date       Code        Securities           Date (Month/             Securities           Deriva-
(Instruction   Derivative      (Month/    Instruc-    Acquired (A)         Day/year)                (Instructions 3      tive
3)             Security        Day/       tion 8)     or Disposed                                   and 4)               Security
                               year)                  of (D) (Instr. 3, 4                                                Instruc-
                                                      and 5)                                                             tion 5)

                                          -----------------------------------------------------------------------------
                                          Code  V     A      D            Date      Expira-tion    Title   Amount
                                                                          Exercis-  Date                   or
                                                                          able                             Number
                                                                                                           of Shares
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

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
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9. Number      10. Owner-     11. Nature of
of             ship           Indirect
Derivation     Form of        Beneficial
Securities     Derivative     Ownership
Benefici-      Security:      (Instruction
ally           Direct (D)     4)
Owned at       Indirect (I)
End of         (Instruction
Month          4)
(Instruc-
tion 4)

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
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

Explanation of Responses:

(1) Includes 10,000 shares which are subject to a right of purchase held by a third party unaffiliated with the issuer.
(2) The shares are held by Vantage Venture Partners, LP; Mr. Brody is Chairman of its general partner, Vantage Partners, LLC. Mr. Brody has a partial indirect interest in Vantage Venture Partners, LP.

                                /s/ Christopher W. Brody           9/3/00
                              --------------------------------  --------------
                              **Signature of Reporting Person   Date
                                Christopher W. Brody

  ** Intentional misstatements or omissions of facts constitute Federal Criminal
     Violations.

          See 18 U.S.C. 1001 and 15 U.S.C. 78fb(a).

          Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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